Exhibit 10.1
RESTRICTIVE COVENANTS AGREEMENT
     This Agreement, dated March 6, 2006, is by and between Flowserve Corporation. (“the Company”) and                                          (“Executive”). The parties agree as follows:
1. Executive’s Employment with the Company. The Company hereby employs or continues to employ Executive through a subsidiary of the Company, subject to the terms and conditions of this Agreement, Flowserve Corporation’s Code of Business Conduct, and Flowserve’s policies and procedures. Executive agrees to provide full-time services for the Company during the term of this Agreement. Executive agrees to devote all of his/her time, energy, skill and best efforts to the performance of his/her job duties and to the business of the Company, and shall perform his/her duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of the Company. Executive shall not at any time during the term of this Agreement work on any basis (including part-time or as an independent contractor) for a Competing Business (defined in Section 3) and shall not participate in any material way in any other business that is not a Competing Business. Further, Executive’s participation in any business that is not a Competing Business shall at all times comply with the policies of the Company. Executive’s employment with the Company is on an at-will basis, meaning that either Executive or the Company may terminate the employment relationship at any time and for any reason not expressly prohibited by law. The at-will nature of Executive’s employment cannot be modified orally, but instead may be modified only by written agreement signed by the Chief Executive Officer of the Company.
2.	The Company’s Promise to Provide Confidential Information and Executive’s Non-Disclosure Agreement.
     (a) Confidential Information. Immediately upon Executive’s execution of this Agreement, and continuing on an ongoing basis during Executive’s employment, the Company agrees to provide Executive with new Confidential Information (defined below) to which Executive has not previously had access. For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following:
     (i) Information concerning customers, clients, marketing, business and operational methods of the Company and their customers or clients, contracts, financial or other data, technical data, e-mail and other correspondence or any other confidential or proprietary information possessed, owned or used by any of the Company;
     (ii) Business records, product construction, product specifications, financial information, audit processes, pricing, business strategies, marketing and promotional practices (including internet-related marketing) and management methods and information;
     (iii) Financial data, strategies, systems, research, plans, reports, recommendations and conclusions;
     (iv) Names, arrangements with, or other information relating to, any of the Company’s customers, clients, suppliers, financiers, owners, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company; and

Exhibit 10.1
     (v) Any non-public matter or thing obtained or ascertained by Executive through Executive’s association with the Company, the use or disclosure of which might reasonably be construed to be contrary to the best interests of any the Company.
     (b) Non-Disclosure. In exchange for the Company’s promise to provide Executive with Confidential Information, Executive shall not, during the period of Executive’s employment or at any time thereafter, disclose to anyone, or publish, or use for any purpose, any Confidential Information, except as: (i) required in the ordinary course of the Company’s business or Executive’s work for the Company; (ii) required by law; or (iii) directed and authorized in writing by the Company. Upon the termination of Executive’s employment for any reason, Executive shall immediately return and deliver to the Company any and all Confidential Information, computers, hard-drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in Executive’s possession, custody or control, whether prepared by Executive or others. If at any time after termination of Executive’s employment, for any reason, Executive determines that Executive has any Confidential Information in Executive’s possession or control, Executive shall immediately return to the Company all such Confidential Information in Executive’s possession or control, including all copies and portions thereof.
3. Executive’s Non-Competition, Non-Solicitation, and Non-Recruitment Covenants.
     (a) The Restrictive Covenants. In Section 2, the Company promised to provide Executive with new and on-going Confidential Information. Executive recognizes and agrees that: (i) the Company has devoted a considerable amount of time, effort, and expense to develop its Confidential Information and business goodwill; (ii) the Confidential Information and the Company’s business goodwill are valuable assets to the Company; and (iii) any unauthorized use or disclosure of the Company’s Confidential Information would cause irreparable harm to the Company for which there is no adequate remedy at law, including damage to the Company’s business goodwill. For these reasons, Executive agrees that to protect the Company’s Confidential Information and business goodwill, it is necessary to enter into the following restrictive covenants:
Executive, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, volunteer or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, agrees that during Executive’s employment and for a period of one (1) year following the date on which Executive’s employment ceases (for whatever reason) (the “Non-Competition Period”), Executive shall not, whether directly or indirectly, without the express prior written consent of the Company:
          (i) Non-Competition. Become employed by, advise, perform services or otherwise engage in any capacity with a Competing Business in the Restricted Area. For purposes of this Agreement, “Competing Business” means any entity or business that is in the business of providing flow management products and related repair and/or replacement services. Because the scope and nature of the Company’s business is international in scope and Executive’s job duties are international in scope, the “Restricted Area” is worldwide. However, Executive may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided that Executive is not a controlling person of, or member of a group that controls such business, and provided further that Executive does not, directly or indirectly, own three percent (3%) or more of any class of securities of such business.

Exhibit 10.1
          (ii) Non-Solicitation. Solicit business from, attempt to transact business with, or transact business with any customer or prospective customer of the Company with whom the Company transacted business or solicited within the preceding twenty-four (24) months, and which either: (1) Executive contacted, called on, serviced, did business with or had contact with during Executive’s employment or that Executive attempted to contact, call on, service, or do business with during Executive’s employment; or (2) Executive became acquainted with or dealt with, for any reason, as a result of Executive’s employment with the Company. This restriction applies only to business that is in the scope of services or products provided by the Company.
          (iii) Non-Recruitment. Hire, solicit for employment, induce or encourage to leave the employment of the Company or its subsidiaries, or otherwise cease their employment with the Company or its subsidiaries, on behalf of himself/herself or any other person or entity any current employee of the Company or its subsidiaries or any former employee of the Company or its subsidiaries whose employment ceased than less than three (3) months earlier.
     (b) Remedies. Executive acknowledges that the restrictions contained in this Section 3, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests and business goodwill and that any violation of these restrictions would result in irreparable injury to the Company. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in Section 2 or Section 3.
          (i) Injunctive relief and damages. Executive acknowledges and agrees that a breach of Section 2 and/or Section 3 will result in irreparable harm and continuing damage to the Company, and that money damages would be not be a sufficient remedy to the Company for any such breach or threatened breach. Therefore, Executive agrees that the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach of Section 2 or Section 3, and to recover the Company’s attorneys’ fees, costs and expenses related to any breach or threatened breach of this Agreement. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs.
     (c) Severance Pay. If the Company learns that Executive has accepted or intends to accept a position which would violate Section 3(a)(i), the Company has the sole discretion to invoke the requirements of Section 3(a)(i). If that occurs, Executive will be eligible for Severance Pay while Section 3(a)(i) is in effect. For purposes of this section, “Severance Pay” means the Company will continue to pay Executive an amount equal to Executive’s base salary as in effect on his/her date of termination of employment from the Company (less applicable withholdings and taxes) for the length of time in which Section 3(a)(i) is in effect. Severance Pay does not include any other form of compensation such as bonuses, commissions, stock grants, stock options, fringe benefits, company paid cell phone, automobile allowance, health or medical benefits, etc. Severance Pay will be payable in regular intervals in accordance with the Company’s payroll practices. The Company will subtract from the Severance Pay: (1) the value of any compensation and benefits (including but not limited to wages, salary, bonuses, allowances, commissions, stock and stock options) Executive receives from any Competing Business; (2) the value of any severance pay, separation pay and/or separation benefits Executive receives from the Company, including but not limited to, any pay or benefits Executive receives under the Flowserve Corporation Transitional Executive Security Plan, any pay or benefits Executive receives under the Flowserve Corporation Reduction-in-Force Severance Benefits Plan, and any pay or benefits Executive receives under any similar plans; and (3) any other monies Executive owes to the Company, its subsidiaries or affiliates. If Executive accepts employment with another business which Flowserve

Exhibit 10.1
determines, in its sole discretion, is not a Competing Business while the Executive is receiving Severance Pay, the Company may terminate the Severance Pay.
     (d) Tolling. If Executive violates any of the restrictions contained in this Section 3, the restrictive period will be suspended and will not run in favor of Executive until such time that Executive cures the violation to the satisfaction of the Company.
     (e) Notice. If Executive, in the future, seeks or is offered employment, or any other position or capacity with a Competing Business, Executive agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions in Section 2 and Section 3. Further, before taking any employment position with any person during the Non-Competition Period, Executive agrees to give prior written notice to the Company of the name of such person. The Company shall be entitled to advise such person of the provisions of Section 2 and Section 3 and to otherwise deal with such person to ensure that the provisions of Section 2 and Section 3 are enforced and duly discharged.
4. Non-Disparagement. Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company which were obtained through great costs, time and effort. Therefore, Executive agrees that during his/her employment and after the termination of his/her employment, Executive will not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its employees.
5. Entire Agreement. This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and supersedes any previous agreements, written or oral, between Executive and the Company with regard to the subject matter of this Agreement. Nothing in this Agreement or any of the other agreements listed above supersedes Executive’s obligations under the Flowserve Code of Business Conduct and policies.
6. Partial Invalidity. In the event any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such invalid or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required, and the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.
7. Reformation. Executive and the Company agree that all of the covenants contained in Section 2 and Section 3 shall survive the termination or expiration of this Agreement, and agree further that in the event any of the covenants contained in Section 2 or Section 3 shall be held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the court shall have such authority to so reform the covenant and the parties hereto shall consider such covenant(s) and/or other provisions of Section 2 and/or Section 3 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written. Alternatively, at the sole option of the Company, the Company may consider such covenant(s) and/or provisions of Section 2 and/or Section 3 to be amended and modified so as to eliminate therefrom the particular area or jurisdiction as to which such covenants are so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered hereunder, the covenants contained herein shall remain in full force and effect as originally written.
8. Assignment of Rights. This Agreement shall be binding upon and inure to the benefit of Executive, the Company and any parents, subsidiaries, affiliated companies, successors or assigns of the Company.

Exhibit 10.1
9. Nonwaiver. The Company’s waiver of any provision of the Agreement shall not constitute (i) a continuing waiver of that provision, or (ii) a waiver of any other provision of this Agreement.
10. Controlling Law. Any dispute in the meaning, effect, or validity of this Agreement shall be resolved in accordance with the laws of Texas. This Agreement shall be administered and governed by the laws of Texas. Venue of any litigation arising from this Agreement shall be in a federal or state court of competent jurisdiction in Dallas County, Texas.
11. No Previous Restrictive Agreements. Executive represents that, except as disclosed in writing to the Company, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s engagement by the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that Executive’s performance of all the terms of this Agreement and Executive’s work duties for the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company. Executive agrees that Executive will not use or disclose any confidential, proprietary or trade secret information belonging to any former employer or third party, and Executive will not bring onto the premises of the Company or onto any Company property any confidential, proprietary or trade secret information belonging to any former employer or third party without such third parties’ written consent.

EXECUTIVE:

Signature:

Print Name:

FLOWSERVE:

Signature:

Print Name: Lewis M. Kling

Title: President and Chief Executive Officer